                                                                     EXHIBIT 4.2

                           SeaChange Technology, Inc.

                  SERIES B PREFERRED STOCK PURCHASE AGREEMENT

                         Dated as of October 26, 1995

                           SeaChange Technology, Inc.

                  SERIES B PREFERRED STOCK PURCHASE AGREEMENT

                          Dated as of October 26, 1995

                                     INDEX
                                     -----

ARTICLE I......................................................................1

 PURCHASE AND SALE OF SHARES...................................................1
 ---------------------------
  1.1 Purchase and Sale of Series B Preferred Stock at First Closing...........1
  1.2. Purchase and Sale of Series B Preferred Stock at Second Closing.........1
  1.3 The Conversion Shares....................................................2
  1.4 Closing..................................................................2
  1.5 Use of Proceeds..........................................................2

ARTICLE II.....................................................................3

 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL
 SHAREHOLDERS..................................................................3
  2.1 Organization and Corporate Power.........................................3
  2.2 Authorization............................................................4
  2.3 Government Approvals.....................................................4
  2.4 Authorized and Outstanding Stock.........................................4
  2.5 Subsidiaries.............................................................5
  2.6 Financial Information....................................................5
  2.7 Events Subsequent to the Date of the Financial Statements................5
  2.8. Litigation..............................................................6
  2.9 Compliance with Laws and Other Instruments...............................6
  2.10 Taxes...................................................................7
  2.11 Real Property...........................................................7
  2.12 Personal Property.......................................................7
  2.13 Patents, Trademarks, etc................................................8
  2.14 Agreement of Directors, Officers and Employees..........................8
  2.15 Governmental and Industrial Approvals...................................8
  2.16 Federal Reserve Regulations.............................................9
  2.17 Contracts and Commitments...............................................9
  2.18 Securities Act..........................................................9
  2.19 Registration Rights.....................................................9
  2.20 Insurance Coverage......................................................9
  2.21 Employee Matters........................................................9
  2.22 No Brokers or Finders..................................................10
  2.23 Transactions with Affiliates...........................................10
  2.24 Assumptions, Guarantees, etc. of Indebtedness of Other Persons.........10
  2.25 Restrictions on Subsidiaries...........................................10
  2.26 Disclosures............................................................10

ARTICLE III...................................................................11

 AFFIRMATIVE COVENANTS OF THE COMPANY.........................................11
 ------------------------------------
  3.1 Accounts and Reports....................................................11
  3.2 Payment of Taxes........................................................12
  3.3 Maintenance of Key Man Insurance........................................12
  3.4 Compliance with Laws, etc...............................................13
  3.5 Inspection..............................................................13
  3.6 Corporate Existence; Ownership of Subsidiaries..........................13
  3.7 Compliance with ERISA...................................................14
  3.8 Board Approval..........................................................14
  3.9 Financings..............................................................14
  3.10 Meetings of the Board of Directors.....................................14
  3.11 Rule 144A Information..................................................14
  3.12 Regular Course of Business.............................................14
  3.13 Board Observation and Information Rights...............................14

ARTICLE IV....................................................................15

 NEGATIVE COVENANTS OF THE COMPANY............................................15
 ---------------------------------
  4.1 Distributions...........................................................15
  4.2 Dealings with Affiliates................................................15
  4.3 Merger..................................................................16
  4.4 Indebtedness to Equity..................................................16
  4.5 No Conflicting Agreements...............................................16

ARTICLE V.....................................................................16

 PREEMPTIVE RIGHT.............................................................16
 ----------------
  5.1 Right of Purchase.......................................................16
  5.2 Definition of New Securities............................................17
  5.3 Notice from the Company.................................................17
  5.4 Sale by the Company.....................................................17
  5.5 Termination of Rights...................................................18

ARTICLE VI....................................................................18

 INVESTMENT REPRESENTATION....................................................18
 -------------------------
  6.1 Representations and Warranties..........................................18
  6.2 Permitted Sales; Legends................................................19

ARTICLE VII...................................................................19

 REGISTRATION RIGHTS..........................................................19
 -------------------
  7.1 Certain Definitions.....................................................19
  7.2 Requested Registrations.................................................20
  7.3 "Piggy Back" Registrations..............................................21
  7.4 Expenses of Registration................................................21
  7.5 Registration on Form S-3................................................22
  7.6 Registration Procedures.................................................22
  7.7 Indemnification.........................................................23
  7.8 Information by Holder...................................................25
  7.9 Limitations on Registration Rights......................................25

  7.10 Exception to Registration..............................................25
  7.11 Rule 144 Reporting.....................................................25
  7.12 Listing Application....................................................26
  7.13 Damages................................................................26

ARTICLE VIII..................................................................26

 CONDITIONS OF PURCHASERS' OBLIGATION.........................................26
 ------------------------------------
  8.1 Effect of Conditions....................................................26
  8.2 Representations and Warranties..........................................26
  8.3 Performance.............................................................26
  8.4 Opinions of Counsel.....................................................27
  8.5 Certified Documents, etc................................................27
  8.6 No Material Adverse Change..............................................27
  8.7 Shareholders' Agreement.................................................27
  8.8 Redemption Agreement....................................................27
  8.9 Amendment to Certificate of Incorporation...............................27
  8.10 Non-Competition Agreements.............................................27
  8.11 Consents and Waivers...................................................27

ARTICLE IX....................................................................28

 CONDITIONS OF THE COMPANY'S OBLIGATION.......................................28
 --------------------------------------

ARTICLE X.....................................................................28

 CERTAIN DEFINITIONS..........................................................28
 -------------------

ARTICLE XI....................................................................30

 TERMINATION..................................................................30
  11.1 Termination by Mutual Written Consent..................................30
  11.2 Termination for Breach.................................................30
  11.3 Termination for Delay..................................................30
  11.4 Rights After Termination...............................................30

ARTICLE XII...................................................................30

 MISCELLANEOUS................................................................30
  12.1 Survival of Representations............................................30
  12.2 Parties in Interest....................................................30
  12.3 Shares Owned by Affiliates.............................................31
  12.4 Amendments and Waivers.................................................31
  12.5 Notices................................................................31
  12.6 Expenses...............................................................32
  12.7 Counterparts...........................................................32
  12.8 Effect of Headings.....................................................32
  12.9 Adjustments............................................................32
  12.10 Governing Law.........................................................32

EXHIBITS
- --------

    A    Description of Preferred Stock
    B    Shareholder Note
    C    Pledge Agreement
    D    Opinion of Company Counsel
    E    Shareholders' Agreement
    F    Redemption Agreement

                                       October 26, 1995


To:  The Persons listed on
     Schedule 1.1 attached hereto:
     ------------

Re:  Series B Preferred Stock
     ------------------------

Gentlemen:

     SeaChange Technology, Inc., a Delaware corporation (the "Company"), and William C. Styslinger, III, Edward McGrath and Edward Delaney (individually, a "Principal Shareholder" and collectively, the "Principal Shareholders") hereby agree with you as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF SHARES
                          ---------------------------

     1.1   Purchase and Sale of Series B Preferred Stock at First Closing. At
           --------------------------------------------------------------
the First Closing (as herein defined), the Company will sell to those persons listed on Schedule 1.1 (the "Purchasers") an aggregate of 512,699 shares of the
          ------------
Company's Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), at a price of $6.293 per share, for an aggregate purchase price of $3,226,417 payable as provided in Section 1.5. All shares of Preferred Stock purchased hereunder will be rounded to the nearest whole number of shares, and no fractional shares will be issued. The Preferred Stock shall have the rights, terms and privileges set forth on Exhibit A attached hereto.
                                                   ---------
The shares of Preferred Stock purchased pursuant to Sections 1. 1 and 1.2 of this Agreement are referred to herein as the "Purchased Shares." The number of Purchased Shares to be sold by the Company at the First Closing to each Purchaser is set forth in Schedule 1.1
                          ------------

     1.2.  Purchase and Sale of Series B Preferred Stock at Second Closing. At
           ---------------------------------------------------------------
the Second Closing (as herein defined), the Company will sell to Advent International and its Affiliates ("Advent"), Martin Hoffmann, and Carmine Vona (collectively the "Second Round Investors") an aggregate of 137,788 shares of the Company's Series B Preferred Stock at a price of $6.293 per share, for an aggregate purchase price of $867,099, payable as provided in Section 1.5. Each Second Round Investor will purchase that number of shares of Series B Preferred Stock as is set forth on Schedule 1.2 attached hereto. At the Second Closing the
                         ------------
Second Round Investors will sign a counterpart of this Agreement, the Shareholders' Agreement and the Redemption Agreement, the schedules thereto will be modified to include the names and addresses of the Second Round Investors, and, in the case of this Agreement, to reflect the number of shares of Series B Preferred Stock purchased by each and the purchase price paid therefor by each, and for all purposes thereafter, the Second Round Investors shall be deemed Purchasers for purposes of this Agreement and Investors for purposes of the Related Agreements. If for any reason any Second Round Investor does not purchase the additional shares of Series B Preferred Stock described in this
Section 1.2, such additional shares shall be purchased by the initial Purchasers named on Schedule 1.1, pro rata in proportion to the number of shares of
         ------------
Series B Preferred Stock purchased by each of them pursuant to Section 1.1, and
Schedule 1.1. shall be amended to reflect the increased number of shares of
- ------------
Series B Preferred Stock purchased by each such Purchaser and the purchase price paid therefor by each such Purchaser.

     1.3   The Conversion Shares. The Company has authorized and reserved and
           ---------------------
hereby covenants that it will continue to reserve, free of any preemptive rights or encumbrances, a sufficient number of its authorized but previously unissued shares of Common Stock to satisfy the rights of conversion of the holders of the Purchased Shares. The shares of Common Stock issued or issuable upon conversion of the Purchased Shares are referred to herein as the "Conversion Shares".

     1.4   Closing. Subject to the satisfaction or waiver of the conditions set
           -------
forth in Articles VIII and IX hereof, the purchase of the Purchased Shares pursuant to Section 1.1 shall be made at a closing (the "First Closing") to be held at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, 101 Federal Street, Boston, Massachusetts, at 10:00 A.M. on (i) October 31, 1995 or (ii) at such other time and on such other date as the Purchasers and the Company may mutually agree. Subject to the satisfaction and waiver of the condition set forth in Articles VIII and IX hereof, the purchase of the Purchased Shares pursuant to Section 1.2 shall be made at a closing (the "Second Closing" and, together with the First Closing, the "Closings") to be held at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, 101 Federal Street, Boston, Massachusetts, at 10:00 A.M. on (i) October 31, 1995, or (ii) at such other time and on such other date as the Purchasers and the Company may mutually agree. Payment at the Closings for the Purchased Shares shall be by wire transfer payable in immediately available federal funds. Each Purchaser shall pay that amount for the Purchased Shares being acquired by it at the First and Second Closings as described on Schedule 1.1 hereof, which amount, in the
                                    ------------
case of Purchased Shares acquired by Summit Ventures III, L.P. at the First Closing shall be reduced by the $5,000 deposit previously delivered to the Company by such Purchaser. At the Closings, the Company will deliver to each Purchaser one or more certificates representing the Purchased Shares purchased by such Purchaser, in such denominations and issued in such names as may be requested by such Purchaser.

     1.5   Use of Proceeds. As an integral part of the purpose and structure of
           ---------------
the financing contemplated herein, the Company shall use the proceeds received upon the sale of the Purchased Shares as follows:

           (a) A minimum of $1,400,000 of the proceeds shall be used to fund working capital.

           (b)   Up to $2,620,000 of the proceeds may be used to:

                 (i) repurchase up to 416,100 shares (calculated on an as converted basis) of Common Stock and Series A Convertible Preferred Stock of the Company ("Series A Preferred Stock", and together with the Series B Preferred. Stock, the "Preferred Stock") from certain shareholders on or before January 31, 1996 at a purchase price per share of Common Stock equal to the fair market value of one share of Common Stock as determined by the Board of Directors of the Company, provided, that in no
                                                           --------
                        event will the price per share of Common Stock paid by the Company in the repurchase exceed $6.293;

                 (ii) fund loans in an aggregate amount of up to $1,000,000 to certain employees of the Company (the names and amounts borrowed by each to be disclosed to the Purchasers after the Second Closing), the proceeds of the repayment of which loans may be used to fund redemptions under
                        Section 1.5(b), each such loan to be evidenced by a promissory note in the form of Exhibit B attached hereto
                                                       ---------
                        and to be secured by a pledge of shares of Common Stock pursuant to a pledge agreement in the form of Exhibit C
                                                                      ---------
                        attached hereto, which pledged shares shall have a value (assuming a value of $1.85 per share) of not less than one hundred percent 100% of the principal amount of such loan; and

                 (iii) pay all fees, costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement, including, without limitation, the costs and expenses of the Purchasers which the Company is obligated to pay pursuant to Section 12.6 hereof.

                                   ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                   THE COMPANY AND THE PRINCIPAL SHAREHOLDERS
                   ------------------------------------------

     In order to induce the Purchasers to purchase the Purchased Shares, the Company represents and warrants to the Purchasers as set forth in this Article II, and the Principal Shareholders, acting severally and not jointly, represent and warrant as to Sections 2.4, 2.6, 2.8, 2.10, 2.13 and 2.23 of this Article II; provided that the representations and warranties contained in Sections 2.10 and 2.13 shall be deemed to have been given by the Principal Shareholders only to their knowledge. All representations and warranties shall be true, correct and complete in all respects on the date hereof and shall be true, correct and complete in all respects as of the Closings.

     2.1   Organization and Corporate Power. The Company and each of its
           --------------------------------
Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. Except as set forth in Schedule 2.1,
                                                             ------------
except for those jurisdictions where the failure to be so qualified would not have material adverse effect upon the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation in each jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary.

     2.2   Authorization. The Company has all necessary corporate power and has
           -------------
taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement, the Shareholders Agreement referred to in Section 9.7, the Redemption Agreement referred to in Section 9.8, and the Non-Competition Agreements referred to in
Section 9.10 (collectively, the "Related Agreements"), and any other agreements' or instruments executed by the Company in connection herewith or therewith and the consummation of the transactions contemplated herein or therein, and for the due authorization, issuance and delivery of the Purchased Shares and the Conversion Shares issuable upon conversion of the Purchased Shares. Sufficient shares of authorized but unissued Common Stock have been reserved for issuance upon conversion of the Purchased Shares. The issuance of the Purchased Shares does not, and the issuance of the Conversion Shares upon conversion of the Purchased Shares will not, require any further corporate action and is not and will not be subject to any preemptive right, right of first refusal or the like. This Agreement, the Related Agreements and the other agreements and instruments executed by the Company in connection herewith or therewith will each of a valid and binding obligation of the Company enforceable in accordance with its respective terms.

     2.3   Government Approvals. No consent, approval, license or authorization
           --------------------
of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement, any of the Related Agreements and any other agreements or instruments executed by the Company in connection herewith or therewith, or in connection with the issuance of the Purchased Shares or the Conversion Shares upon conversion of the Purchased Shares, except for (i) those which have already been made or granted and (ii) the filing of registration statements with the Securities and Exchange Commission (the "Commission") and any applicable state securities commission as specifically provided for in Article VIII hereof.

     2.4   Authorized and Outstanding Stock. At the Closing before giving effect
           --------------------------------
to the transactions to be effected at the Closing, the authorized capital stock of the Company will consist of (i) 10,000,000 shares of Common Stock, of which 6,137,350 shares are validly issued and outstanding and held of record and owned beneficially as set forth in Schedule 2.4 attached hereto; (ii) 30,000 shares of
                             ------------
Series A Preferred Stock, with the rights, terms and privileges set forth in Exhibit A, of which 11,808 shares are validly issued and outstanding and held of record and owned beneficially as set forth on Schedule 2.4 attached hereto; and
                                              ------------
(iii) 650,487 shares which will have been designated as Series B Convertible Preferred Stock with the rights, terms and privileges set forth in Exhibit A,
                                                                   ---------
and of which no shares will be issued or outstanding. There are 284,300 treasury shares held by the Company. All issued and outstanding shares of capital stock are, and when issued in accordance with the terms hereof, all Purchased Shares and Conversion Shares issued upon conversion of the Purchased Shares will be, duly and validly authorized, validly issued and fully paid and non-assessable and, except as set forth on Schedule
                            --------

2.4, free from any restrictions on transfer, except for restrictions imposed by
- ---
federal or state securities or "blue-sky" laws and except for those imposed pursuant to this Agreement or any Related Agreement. Except as set forth on
Schedule 2.4, there are no outstanding warrants, options, commitments,
- ------------
preemptive rights, rights to acquire or purchase, conversion rights or demands of any character relating to the capital stock or other securities of the Company. All issued and outstanding shares of capital stock of the Company were issued (i) in transactions exempt from the registration provisions of the Act, and (ii) in compliance with or in transactions exempt from the registration provisions of applicable state securities or "blue-sky" laws.

     2.5   Subsidiaries. Except as set forth in Schedule 2.5, the Company has no
           ------------                         ------------
Subsidiaries nor any investment or other interest in, or any outstanding loan or advance to or from, any Person, including, without limitation, any officer, director or shareholder. Except as set forth on Schedule 2.5, the Company owns
                                                ------------
of record and beneficially, free and clear of all liens, charges, restrictions, claims and encumbrances of any nature, all of the issued and outstanding capital stock of each of its Subsidiaries.

     2.6   Financial Information. The Company has previously delivered to the
           ---------------------
Purchasers (i) the financial statements of the Company for each of the years ended December 31, 1993, and December 31, 1994, audited by Price Waterhouse LLP, the Company's certified public accountants (collectively, the "Financial Statements"), and (ii) the unaudited balance sheet of the Company at September 30, 1995, and the related statements of earnings, shareholders' equity and cash flow for the nine months then ended (the "Unaudited Financial Statements"). The Financial Statements and the Unaudited Financial Statements are complete and correct, are in accordance with the books and records of the Company and present fairly in accordance with generally accepted accounting principles applied on a basis consistent with prior periods the financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods shown. Neither the Company nor any Subsidiary has any liability, contingent or otherwise, which is not adequately reflected in or reserved against in the Financial Statements or the Unaudited Financial Statements that could materially and adversely affect the financial condition of the Company or such Subsidiary. Since the date of the Unaudited Financial Statements, (i) there has been no change in the business, assets, liabilities, condition (financial or otherwise) or operations of the Company and its Subsidiaries, except for changes in the ordinary course of business which, individually or in the aggregate, have not been materially adverse, and (ii) to the knowledge of the Company and the Principal Shareholders, none of the business, prospects, condition (financial or otherwise), operations, property or affairs of the Company and its Subsidiaries has been materially adversely affected by any occurrence or development involving the Company or one of its Subsidiaries, individually or in the aggregate, whether or not insured against.

     2.7   Events Subsequent to the Date of the Financial Statements. Except as
           ---------------------------------------------------------
set forth on Schedule 2.7, since December 31, 1994, neither the Company nor any
             ------------
Subsidiary has (i) issued any stock, bond or other corporate security,
(ii) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except liabilities under contracts entered into in the ordinary course of business, (iii) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Unaudited Financial Statements and current liabilities incurred since December 31, 1994, in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities,
(v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens of current real property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any debt or claim, except in the ordinary course of business, (vii) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, except pursuant to license or other agreements entered into in the ordinary course of business (viii) suffered any loss of property or waived any right of substantial value whether or not in the ordinary course of business, (ix) made any changes in officer compensation,
(x) made any material change in the manner of business or operations of the Company or any Subsidiary, (xi) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby or (xii) entered into any commitment (contingent or otherwise) to do any of the foregoing.

     2.8.  Litigation. Except as otherwise set forth on Schedule 2.8, there is
           ----------                                   ------------
no litigation or governmental proceeding or investigation pending or to the knowledge of the Company and the Principal Shareholders, threatened, against the Company or any Subsidiary or affecting any of the Company's or such Subsidiary's properties or assets, or against any officer, key employee or shareholder of the Company or any Subsidiary in his capacity as such. Neither the Company nor any Subsidiary, nor any officer, key employee or shareholder of the Company or any Subsidiary in his capacity as such is, to the knowledge of the Company and the Principal Shareholders, in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency which may materially and adversely affect the business or assets of the Company and its Subsidiaries, taken as a whole.

     2.9   Compliance with Laws and Other Instruments. The Company and its
           ------------------------------------------
Subsidiaries are in compliance with all of the provisions of this Agreement and of its charter and bylaws, and in all material respects with the provisions of each mortgage, indenture, lease, license, other agreement or instrument, judgment, decree, judicial order, statute, and regulation by which any of them is bound or to which any of them or any of their respective properties are subject. Neither the execution, delivery or performance of this Agreement and the Related Agreements, nor the offer, issuance, sale or delivery of the Purchased Shares or the Conversion Shares upon conversion of the Purchased Shares, with or without the giving of notice or passage of time, or both, will violate, or result in any breach of, or constitute a default under, or result in the imposition of any encumbrance upon any asset of the Company or any Subsidiary pursuant to any provision of the Company's or such Subsidiary's charter or bylaws, or any statute, rule or regulation, contract, lease, judgment, decree or other document or instrument by which the Company or any Subsidiary is bound or to which the Company or any Subsidiary or any of their respective properties are subject, or, to the knowledge of the Company, will cause the Company or any Subsidiary to lose the benefit of any right or privilege it presently enjoys or cause any Person who is expected to normally do business with the Company or any Subsidiary to discontinue to do so on the same basis.

     2.10  Taxes. Except as set forth in Schedule 2.10, the Company and each of
           -----                         -------------
its Subsidiaries has filed all tax returns (including statements of estimated taxes owed) required to be filed within the applicable periods for such filings and has paid all taxes required to be paid, and has established adequate reserves (net of estimated tax payments already made) for the payment of all taxes payable in respect to the period subsequent to the last periods covered by such returns. No deficiencies for any tax are currently assessed against the Company or any Subsidiary, and no tax returns of the Company or any Subsidiary have ever been audited, and, to the knowledge of the Company and the Principal Shareholders, there is no such audit pending or contemplated. There is no tax lien, whether imposed by any federal, state or local taxing authority, outstanding against the assets, properties or business of the Company. For the purposes of this Agreement, the term "tax" shall include all federal, state and local taxes, including income, franchise, property, sales, withholding, payroll and employment taxes.

     2.11  Real Property.
           -------------

           (a)   Schedule 2.11 sets forth the addresses and uses of all real
                 -------------
property that the Company or any Subsidiary owns, leases or subleases, and any lien or encumbrance on any such owned real property or the Company's or Subsidiary's leasehold interest therein, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, the lease term and the obligations of the lessee thereunder.

           (b)   Except as set forth on Schedule 2.11, the Company or its
                                        -------------
Subsidiary, as the case may be, has good and marketable title to, and owns free and clear of all liens and encumbrances, all property listed as owned by the Company or any Subsidiary on Schedule 2.11, and there is no material violation
                             -------------
by the Company or any Subsidiary of any law, regulation or ordinance (including without limitation laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to any real property owned, leased or subleased by the Company or any Subsidiary.

           (c) There are no defaults by the Company. or any Subsidiary or, to the knowledge of the Company and the Principal Shareholders, by any other party thereto, which might curtail in any material respect the present use of the Company's and such Subsidiary's property listed on Schedule 2.11. The
                                                   -------------
performance by the Company of this Agreement and the Related Agreements will not result in the termination of, or in any increase of any amounts payable under, any lease listed on Schedule 2.11.
                    -------------

     2.12  Personal Property. Except as set forth on Schedule 2.12 and except
           -----------------                         -------------
for property sold or otherwise disposed of in the ordinary course of business since December 31, 1994, the Company and its Subsidiaries own free and clear of any liens or encumbrances, all of the personal property reflected as owned by the Company and its Subsidiaries in the balance sheet contained in the Unaudited Financial Statements, and all other material items of personal property acquired by the Company and its Subsidiaries through the date hereof. All material items of such personal property are in good operating condition, normal wear and tear excepted.

     2.13  Patents, Trademarks, etc. Set forth on Schedule 2.13 is a list and
           ------------------------               -------------
brief description of all material patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications trade names and registered copyrights, and all applications for such that are in the process of being prepared, owned by or registered in the name of the Company or any Subsidiary, or of which the Company or any Subsidiary is a licensor or licensee or in which the Company or any Subsidiary has any right, and in each case a brief description of the nature of such right. The Company and its Subsidiaries own or possess adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know how (collectively, "Intellectual Property") necessary or desirable to the conduct of their business as conducted, and no claim is pending or, to the knowledge of the Company and the Principal Shareholders, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property. No claim is pending or, to the knowledge of the Company and the Principal Shareholders, threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company or any Subsidiary otherwise has the right to use, is invalid or unenforceable by the Company or such Subsidiary. To the knowledge of the Company and the Principal Shareholders, all technical information developed by and belonging to the Company and its Subsidiaries which has not been patented or copywritten has been kept confidential. Neither the Company nor any Subsidiary has granted or assigned to any other person or entity any right to manufacture, have manufactured, assemble or sell the products or proposed products or to provide the services or proposed services of the Company or such Subsidiary. Neither the Principal Shareholders nor any other current or former stockholder, employee, officer or director of the Company or any of its Subsidiaries has (directly or indirectly) any right, title or interest in any of the rights described on
Schedule 2.13 other than such right which such Person may enjoy as a
- -------------
stockholder of the Company.

     2.14  Agreement of Directors, Officers and Employees. To the knowledge of
           ----------------------------------------------
the Company and the Principal Shareholders, no director, officer or employee of or consultant to the Company or any Subsidiary is in violation of any terms of any employment contract, non-competition agreement, non-disclosure agreement, patent disclosure or assignment agreement or other contract or agreement containing restrictive covenants relating to the right of any such director, officer, employee or consultant to be employed or engaged by the Company or such Subsidiary because of the nature of the business conducted or proposed to be conducted by the Company or such Subsidiary, or relating to the use of trade secrets or proprietary information of others. The current annual salary payable by the Company to each of William Styslinger, III and Edward McGrath and the total compensation paid to each of those individuals for the year ended
December 31, 1994, are set forth on an annual basis on Schedule 2.14 hereto. For
                                                       -------------
purposes of the immediately preceding sentence, "compensation" shall include all amounts payable to such persons in the form of salary, bonus, deferred compensation, incentive or profit sharing payments, management fees and dividends and other distributions with respect to the Company's capital stock.

     2.15  Governmental and Industrial Approvals. The Company and each of its
           -------------------------------------
Subsidiaries has all the material permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the Company and such Subsidiaries to conduct their respective businesses as presently conducted. All such permits, licenses, orders, franchises and other rights and privileges are in full force and effect and, to the knowledge of the Company and the Principal Shareholders, no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders, franchises or other rights and privileges will be affected by the consummation of the transactions contemplated in this Agreement and the Related Agreements.

     2.16  Federal Reserve Regulations. Neither the Company nor any of its
           ---------------------------
Subsidiaries has engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the sale of the Purchased Shares will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

     2.17  Contracts and Commitments. Except as set forth on Schedule 2.17
           -------------------------                         -------------
attached hereto, neither the Company nor any Subsidiary has any contract, obligation or commitment which is material or which involves a potential material commitment or any stock redemption or stock purchase agreement, financing agreement, license, lease, or stock option plan. For purposes of this
Section 2.17, a contract, obligation or commitment shall be deemed material if it requires future expenditures by the Company or any Subsidiary in excess of $100,000 or might result in payments to the Company or any Subsidiary in excess of $100,000.

     2.18  Securities Act. The Company has complied and will comply with all
           --------------
applicable federal or state securities laws in connection with the issuance and sale of the Purchased Shares and the issuance of the Conversion Shares upon conversion of the Purchased Shares. Neither the Company nor anyone acting on its behalf has offered any of the Purchased Shares, or similar securities, or solicited any offers to purchase any of such securities, so as to bring the issuance and sale of the Purchased Shares under the registration provisions of the Act.

     2.19  Registration Rights. The Company has not granted any rights relating
           -------------------
to registration of its capital stock under the Act or state securities laws other than those contained in this Agreement.

     2.20  Insurance Coverage. Schedule 2.20 hereto contains an accurate summary
           ------------------  -------------
of the insurance policies currently maintained by the Company and its Subsidiaries. Except as described on Schedule 2.20, there are currently no
                                     -------------
claims pending against the Company or any Subsidiary under any insurance policies currently in effect and covering the property, business or employees of the Company and its Subsidiaries, and all premiums due and payable with respect to the policies maintained by the Company and its Subsidiaries has been paid to date.

     2.21  Employee Matters. Except as set forth on Schedule 2.21, neither the
           ----------------                         -------------
Company nor any Subsidiary has in effect any employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements, bonus, incentive or profit-
sharing plans or arrangements, or labor or collective bargaining agreements, written or oral. The Company has no knowledge that any of the officers or other key employees of the Company or any Subsidiary presently intends to terminate his employment. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. The Company and each Subsidiary is in material compliance with the terms of all plans, programs and agreements listed on Schedule 2.21, and
                                                          -------------
each such plan, program or agreement is in material compliance with all of the requirements and provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). No such plan or program has engaged in any "prohibited transaction" as defined in Section 4975 of the Internal Revenue Code of 1986 (the "Code"), or has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA, nor has any reportable event as defined in
Section 4043(b) of ERISA occurred with respect to any such plan or program. Neither the Company nor any Subsidiary has or has maintained any group health plan subject to Section 4980B of the Code or Section 162(i) or (k) of the Code as amended by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended by the Technical and Miscellaneous Revenue Act of 1988. With respect to each plan listed on Schedule 2.21, all required filings, including all filings
                    -------------
required to be made with the United States Department of Labor and Internal Revenue Service, have been timely filed.

     2.22  No Brokers or Finders. No person has or will have, as a result of the
           ---------------------
transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any of its Subsidiaries.

     2.23  Transactions with Affiliates. Except as set forth on Schedule 2.23
           ----------------------------                         -------------
there are no loans, leases or other continuing transactions between the Company or any Subsidiary on the one hand, and any officer or director of the Company or any Subsidiary or any person owning five percent (5%) or more of the Common Stock of the Company or any respective family member or affiliate of such officer, director or shareholder on the other hand.

     2.24  Assumptions, Guarantees, etc. of Indebtedness of Other Persons.
           --------------------------------------------------------------
Neither the Company nor any Subsidiary has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other Person, except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

     2.25  Restrictions on Subsidiaries. There are no restrictions on the
           ----------------------------
Company or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets between the Company and any of its Subsidiaries or between any Subsidiaries of the Company.

     2.26  Disclosures. Neither this Agreement, any Schedule or Exhibit to this
           -----------
Agreement, the Related Agreements, the Financial Statements, the Unaudited Financial Statements, nor any other agreement, document or written statement made by the Company or the Principal Shareholders and furnished by the Company or the Principal Shareholders to the Purchasers or the Purchasers' special counsel in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.


                                  ARTICLE III

                      AFFIRMATIVE COVENANTS OF THE COMPANY
                      ------------------------------------

     Without limiting any other covenants and provisions hereof, the Company covenants and agrees that it will observe the following covenants on and after the date hereof and until the consummation of the first Qualified Public Offering; provided, however, that the Company will in all events observe the covenants set forth in Section 3.13 for a minimum of two years from the date of the Second Closing:

     3.1   Accounts and Reports. The Company will, and will cause each of its
           --------------------
Subsidiaries to, maintain a standard system of accounts in accordance with generally accepted accounting principles consistently applied and the Company will, and will cause each of its Subsidiaries to, keep full and complete financial records. The Company will furnish to each Purchaser the information set forth in this Section 3. 1.

           (a) Within ninety (90) days after the end of each fiscal year, a copy of the consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such year, together with consolidated and consolidating statements of income, shareholders' equity and cash flow of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and in the case of the audited consolidated statements, duly certified by Price Waterhouse & Co. or such other independent public accountant of national recognition as is selected by the Board of Directors of the Company and reasonably acceptable to Purchasers.

           (b) Within thirty (30) days after the end of each calendar month, a preliminary consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such month and preliminary consolidated and consolidating statements of income, shareholders' equity and cash flow for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail.

           (c) At the time of delivery of each monthly and annual statement, a certificate, executed by the either the president or chief financial officer of the Company stating (i) that such officer has caused this Agreement and the terms of the Preferred Stock to be reviewed and has no knowledge of any default by the Company or any Subsidiary in the performance or observance of any of the provisions of this Agreement or such Preferred Stock or, if such officer has such knowledge, specifying such default, and (ii) with respect to the delivery of annual statements, a statement as to the then Applicable Conversion Value of the Preferred Stock and the number of Conversion Shares into which each share of Preferred Stock may then be converted.

           (d) Promptly after the first meeting of the Board of Directors of each fiscal year, a copy of the operating plan for such fiscal year required under Section 3.8, in form consistent with good business practice.

           (e) Promptly upon receipt thereof, any written report, so called "management letter", and any other communication submitted to the Company or any Subsidiary by its independent public accountants relating to the business, prospects or financial condition of the Company and its Subsidiaries;

           (f) Promptly after the commencement thereof, notice of (i) all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company (or any Subsidiary) which, if successful, could have a material adverse effect on the Company and its Subsidiaries, taken as a whole; and (ii) all material defaults by the Company or any Subsidiary (whether or not declared) under any agreement for money borrowed (unless waived or cured within applicable grace periods);

           (g) Promptly upon sending, making available, or filing the same, all reports and financial statements as the Company (or any Subsidiary) shall send or make available generally to the shareholders of the Company as such or to the Commission; and

           (h) Such other information with regard to the business, properties or the condition or operations, financial or otherwise, of the Company or its Subsidiaries as the Purchaser may from time to time reasonably request.

     3.2   Payment of Taxes. The Company will pay and discharge (and cause any
           ----------------
Subsidiary to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company (or any Subsidiary), provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if the Company or such Subsidiary shall have set aside on its books adequate reserves with respect thereto.

     3.3   Maintenance of Key Man Insurance. The Company will, at its expense,
           --------------------------------
use its best efforts to obtain within sixty (60) days of the date hereof and thereafter maintain a life insurance policy with a responsible and reputable insurance company payable to the Company on the life of each of William C. Styslinger, III and Edward McGrath, each in the face amount of $1,000,000. Neither Mr. Styslinger nor Mr. McGrath has any reason to believe that the Company will not be able to obtain such coverage on such persons at normal commercial rates. The Company will maintain such policy and will not cause or permit any assignment of the proceeds of such policy and will not borrow against such policy. The Company will add one designee of the Purchasers as a notice party to such policy, and will request that the issuer of such policy provide such designee with ten (10) days' notice before such policy is terminated (for failure to pay premium or otherwise) or assigned, or before any change is made in the designation of the beneficiary thereof.

     3.4   Compliance with Laws, etc. The Company will comply (and cause each of
           -------------------------
its Subsidiaries to comply) with all applicable laws, rules, regulations and orders of any governmental authority, the noncompliance with which could materially adversely affect the business or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

     3.5   Inspection. At any reasonable time during normal business hours and
           ----------
from time to time, but not more frequently than once per calendar quarter for all Purchasers and transferees of Purchasers as a group, upon five (5) days written notice, the Company (and each of its Subsidiaries) will permit any one or more of the Purchasers who then own, of record or beneficially, or have the right to acquire, any of the Conversion Shares, or any transferee of a Purchaser who is not a competitor of the Company and who owns, of record or beneficially, or has the right to acquire, at least two and one half percent (2 1/2%) of the then outstanding Common Stock, or any of the agents or representatives of the foregoing Persons, to examine and make copies of and extracts from the records and books of account of and visit the properties of the Company (and any of its Subsidiaries) and to discuss the Company's affairs, finances and accounts with any of its officers or directors; provided that any Person or Persons exercising rights under this Section 3.5 or who receives information pursuant to
Section 3.1 or 3.13, shall (i) use all reasonable efforts to ensure that any such examination or visit results in a minimum of disruption to the operations of the Company and (ii) shall agree (and the Purchasers hereby agree) in writing to keep any proprietary information of the Company disclosed to him in the course of such inspection confidential in a manner consistent with prudent business practices and treatment of such Person's or Persons' own confidential information and not use such proprietary information for any purpose in competition with the Company's business. The rights granted under this
Section 3.5 shall be in addition to any rights which any Purchaser may have under applicable law in its capacity as a shareholder of the Company.

     3.6   Corporate Existence; Ownership of Subsidiaries. The Company will, and
           ----------------------------------------------
will cause its Subsidiaries to, at all times preserve and keep in full force and effect their corporate existence, and rights and franchises material to the business of the Company and its Subsidiaries, taken as a whole, and will qualify, and will cause each of its Subsidiaries to qualify, to do business as a foreign corporation in any jurisdiction where the failure to do so would have a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Company and its Subsidiaries, taken as a whole. The Company shall at all times own of record and beneficially, free and clear of all liens, charges, restrictions, claims and encumbrances of any nature, all of the issued and outstanding capital stock of each of its Subsidiaries; provided, however, that the Company may own of record and beneficially not less than eighty percent (80%) of the authorized capital stock of a Subsidiary (a "Controlled Subsidiary"), so long as (i) none of the capital stock of such Controlled Subsidiary (except for director qualifying shares) is owned by an officer or director of the Company or by one who owns in excess of five percent (5%) of the capital stock of the Company, and
(ii) the Company shall not invest more than $2,000,000 in any such Controlled Subsidiary.

     3.7   Compliance with ERISA. The Company will comply, (and cause each of
           ---------------------
its Subsidiaries to comply) in all material respects with all minimum funding requirements applicable to any pension or other employee benefit plans which are subject to ERISA or to the Code, and comply in all other material respects with the provisions of ERISA and the Code, and the rules and regulations thereunder, which are applicable to any such plan. Neither the Company nor any of its Subsidiaries will permit any event or condition to exist which could permit any such plan to be terminated under circumstances which cause the lien provided for in Section 3068 of ERISA to attach to the assets of the Company or any of its Subsidiaries.

     3.8   Board Approval. Prior to the first meeting of the Board of Directors
           --------------
for a given year, the Company will prepare and submit to its Board of Directors for its approval at such meeting an operating plan, itemized in reasonable detail for such year.

     3.9   Financing. The Company will promptly provide to the Board of
           ----------
Directors the details and terms of, and any brochures or investment memoranda prepared by the Company related to, any possible financing of any nature for the Company (or any of its Subsidiaries), whether initiated by the Company or any other Person.

     3.10  Meetings of the Board of Directors.  The Directors shall schedule
           ----------------------------------
regular meetings not less frequently than once every quarter.

     3.11  Rule 144A Information. The Company shall, upon the written request of
           ---------------------
any Purchaser, provide to such Purchaser and to any prospective institutional transferee of the Purchased Shares or Conversion Shares designated by such Purchaser, such financial and other information as is available to the Company or can be obtained by the Company without material expense and as such Purchaser may reasonably determine is required to permit such transfer to comply with the requirements of Rule 144A promulgated under the Act.

     3.12  Regular Course of Business.  The Company agrees that on and after the
           --------------------------
date hereof, it will continue to be engaged in the development, production, marketing and sale of computer software products.

     3.13  Board Observation and Information Rights.  The Purchasers will be
           ----------------------------------------
entitled to have one non-voting observer selected by the Purchasers present at all meetings of the Board of Directors of the Company and all meetings of any committees of the Board of Directors. Such observer shall have the same access to the same information concerning the business, operations and compensation and benefit plans, arrangements and agreements of the Company and its subsidiaries and at the same time as directors of the Company or members of such committees, as the case may be, and shall be entitled to participate in, but shall not be entitled to vote at, any meeting of this Board or such committee. Notwithstanding the foregoing Section 3.13, such observer will not be entitled unless invited to attend informal meetings of management and board members at which the parties attending such meetings discuss items that do not require deliberation or action by the Board of Directors.

                                   ARTICLE IV

                       NEGATIVE COVENANTS OF THE COMPANY
                       ---------------------------------

     Without limiting any other covenants and provisions hereof, the Company covenants and agrees that it will comply (and will cause each Subsidiary to comply) with each of the provisions of this Article IV on and after the date hereof and until the consummation of the first Qualified Public Offering; provided, however, that the provisions of Section 4.1 shall continue in force
- --------  -------
only so long as there are Purchased Shares outstanding.

     4.1   Distributions. The Company will not declare or pay any dividends,
           -------------
except dividends payable with respect to the Preferred Stock in accordance with Exhibit A, purchase, redeem, retire, or otherwise acquire for value any of its
- ---------
capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders as such, or permit any Subsidiary to do any of the foregoing, except that the Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Company and except that nothing herein contained shall prevent the Company from:

           (i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock to the holders of shares of such class of capital stock;

           (ii) complying with any specific provision of the terms of the Preferred Stock as contained in Exhibit A attached hereto relating to the
                                     ---------
     payment of dividends, liquidation preferences or redemption payments on or with respect to the Preferred Stock or redemption of the Preferred Stock;

           (iii) repurchasing securities of the Company from a Purchaser in accordance with the Redemption Agreement attached as Exhibit F;
                                                          ---------

           (iv) repurchasing shares of Common Stock from certain shareholders in accordance with Section 1.5 hereof, or

           (v) repurchasing an unlimited number of shares of Common Stock at the original purchase price paid therefor from employees, and repurchasing not in excess of $250,000 of such stock in any one year at the fair market value of such shares Common Stock from employees, in each case in accordance with the terms of the form of stock restriction or stock option agreements in effect on the date hereof, copies of which have been furnished to the Purchasers.

     4.2   Dealings with Affiliates. The Company will not enter into any
           ------------------------
transaction including, without limitation, any loans (except for loans permitted under Section 1.5(b)(ii)) or extensions of credit or royalty agreements with any officer or director of the Company or any Subsidiary or holder of any class of capital stock of the Company, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such officers, directors or shareholders or members of their immediate families, but excluding payment of salary and bonus and grant of stock options, unless such transaction is approved by the Board of Directors of the Company after full disclosure thereof, and unless such transaction is on terms no less favorable to the Company than those which could have been obtained from an unaffiliated party.

     4.3   Merger. The Company shall not, and shall not permit any Subsidiary to
           ------
merge or consolidate with any other corporation in a transaction as the result of which those Persons holding all of the voting securities of the Company immediately prior to such transaction fail to hold a majority of the voting securities of the resulting or surviving entity, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all, or substantially all, of its assets (whether now owned or hereinafter acquired) or sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) any of its accounts receivable (whether now in existence or hereinafter created) at a discount or with recourse, to any Person (the foregoing events hereinafter called a "Control Sale"), or permit any Subsidiary to do any of the foregoing, unless the proceeds received by the Purchasers in such Control Sale shall be in
- ------
cash or Marketable Securities. For the purposes of this Section 4.3, "Marketable Securities" shall mean those securities traded on a public market which can be immediately sold without regard to volume or trading restrictions on such sale; provided, however, that securities acquired in a transaction accounted for as a pooling of interests shall be deemed to be marketable notwithstanding restrictions on transfer necessary to ensure that such transaction can be accounted for as a pooling of interests.

     4.4   Indebtedness to Equity. The Company will not allow the Debt-to-Equity
           ----------------------
Ratio to exceed two to one at any one time.

     4.5   No Conflicting Agreements. The Company agrees that neither it nor any
           -------------------------
Subsidiary will, without the consent of the Purchasers, enter into or amend any agreement, contract, commitment or understanding which would restrict or prohibit the exercise by the Purchasers of any of their rights under this Agreement or any of the Related Agreements.

                                   ARTICLE V

                                PREEMPTIVE RIGHT
                                ----------------

     5.1   Right of Purchase.  The Company hereby grants to each Purchaser so
           -----------------
long as it or he shall own, of record or beneficially, or have the right to acquire from the Company, any Purchased Shares, Conversion Shares or Common Stock, the right to purchase all or part of its or his pro rata share of New Securities (as defined in Section 5.2) which the Company, from time to time, proposes to sell and issue. A Purchaser's pro rata share, for purposes of this preemptive right, is the ratio of the number of Purchased Shares, Conversion Shares and shares of Common Stock which such Purchaser owns or has the right to acquire from the Company to the total number of Purchased Shares, Conversion Shares and shares of Common Stock then outstanding. For all purposes of this Article V, the number of Purchased Shares, Conversion Shares and Common Stock shall be calculated without duplication. The Purchasers shall have a right of over-allotment pursuant to this Article V such that to the extent a Purchaser does not exercise its or his preemptive right in full hereunder, such additional shares of New Securities which such Purchaser did not purchase may be purchased by the other Purchasers in proportion to the total number of Purchased Shares, Conversion Shares or other shares of Common Stock which each such other Purchaser owns or has the right to acquire from the Company compared to the total number of Purchased Shares, Conversion Shares or other shares of Common Stock which all such other Purchasers own or have the right to acquire from the Company.

     5.2   Definition of New Securities. "New Securities" shall mean any capital
           ----------------------------
stock of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become convertible into or exchangeable for capital stock, issued on or after the date hereof; provided that the term "New Securities" does not
                          --------
include (i) securities purchased under this Agreement or Conversion Shares issuable upon conversion of the Purchased Shares, (ii) shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (iii) Common Stock issued as a stock dividend to holders of Common Stock or upon any stock split, subdivision or combination of shares of Common Stock, (iv) Preferred Stock issued as a dividend to holders of Preferred Stock or upon any stock split, subdivision or combination of Preferred Stock, and, (v) an aggregate of 468,500 shares of Common Stock (subject to adjustment to reflect stock splits, stock dividends or other forms of recapitalization) issuable upon exercise of options by employees of the Company pursuant to options granted under a stock option plan approved by the Compensation Committee of the Company's Board of Directors.

     5.3   Notice from the Company. In the event the Company proposes to
           -----------------------
undertake an issuance of New Securities, it shall give each Purchaser written notice of its intention, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same. Each Purchaser shall have 20 days from the date of receipt of any such notice to agree to purchase up to the Purchaser's pro rata share of such New Securities (and any over-allotment amount pursuant to the operation of Section 5.1 hereof) for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

     5.4   Sale by the Company. In the event any Purchaser fails to exercise in
           -------------------
full its preemptive right (after giving effect to the over-allotment provision of Section 5. 1 hereof), the Company shall have 90 days thereafter to sell the New Securities with respect to which the Purchaser's option was not exercised, at a price and upon terms no more favorable to purchasers thereof than specified in the Company's notice. To the extent the Company does not sell all the New Securities offered within said 90 day period, the Company shall not thereafter issue or sell such New Securities without first again offering such securities to the Purchasers in the manner provided above.

     5.5   Termination of Rights. The rights granted to the Purchasers under
           ---------------------
this Article V shall expire immediately prior to, and shall not apply in connection with, the consummation of the first Qualified Public Offering.

                                   ARTICLE VI

                           INVESTMENT REPRESENTATION
                           -------------------------

     6.1   Representations and Warranties. Each Purchaser hereby represents and
           ------------------------------
warrants to the Company as follows:

           (a) Assuming due execution and delivery by the Company of the Agreement and the Related Agreements, this Agreement and the Related Agreements to which such Purchaser is a party constitute legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms;

           (b) Such Purchaser has been advised and understands that the Purchased Shares have not been registered under the Act, on the grounds that no distribution or public offering of the Purchased Shares is to be effected, and that in this connection, the Company is relying in part on the representations of such Purchasers set forth in this Article VI;

           (c) Such Purchaser has been further advised and understands that no public market now exists for any of the securities issued by the Company and that a public market may never exist for the Purchased Shares or Conversion Shares;

           (d) Such Purchaser is purchasing the Purchased Shares for investment purposes, for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of Federal or state securities laws;

           (e) By reason of its business financial experience, such Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder;

           (f) Such Purchaser is an "accredited investor" as defined in the regulations promulgated under the Act;

           (g) Such Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Purchased Shares; provided, however, that nothing in this Section 6.1 shall be deemed to vitiate or limit the representations, warranties and covenants of the Company and the Principal Shareholders contained in this Agreement; and

           (h) No person has or will have, as a result of the transaction contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by such Purchaser.

     6.2   Permitted Sales; Legends.  Notwithstanding the foregoing
           ------------------------
representations, the Company agrees that it will permit (i) a distribution of Purchased Shares, Common Stock or Conversion Shares by a partnership to one or more of its partners, where no consideration is exchanged therefor by such partners, or to a retired or withdrawn partner who retires or withdraws after the date hereof in full or partial distribution of his interest in such partnership, or to the estate of any such partner or the transfer by gift, will or intestate succession of any partner to his spouse or to the siblings, lineal descendants or ancestors of such partner or his spouse, or to a trust created for the benefit of one or more of the foregoing, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if it were an original Purchaser hereunder and (ii) a sale or other transfer of any of the Purchased Shares or Conversion Shares upon obtaining assurance satisfactory to the Company that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Act and applicable state securities or "blue-sky" laws, including, without limitation, receipt of an unqualified opinion to such effect of counsel reasonably satisfactory to the Company. The certificates representing the Purchased Shares and any Conversion Shares issuable upon conversion thereof shall bear a legend evidencing such restriction on transfer substantially in the following form:

       "The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 (the "Act") or the securities laws of any state. The shares may not be transferred by sale, assignment, pledge or otherwise unless (i) a registration statement for the shares under the Act is in effect or
       (ii) the corporation has received an opinion of counsel, which opinion is reasonably satisfactory to the corporation, to the effect that such registration is not required under the Act."

                                  ARTICLE VII

                              REGISTRATION RIGHTS
                              -------------------

     7.1   Certain Definitions. As used in this Article VII, the following terms
           -------------------
shall have the following respective meanings:

     "Holder" means the person who is then the record owner of Registrable Securities which have not been sold to the public.

     "Initiating Holders" means any Purchaser or its assignees who in the aggregate are holders of at least twenty-five percent (25%) of the sum of (i) the Conversion Shares now owned or hereafter acquired by the Purchasers, (ii) all other shares of Common Stock owned by the Purchasers, and (iii) all shares of Common Stock issuable with respect to securities of the Company convertible into or exercisable for shares of Common Stock now or hereafter acquired by any Purchaser.

     "Registrable Securities" means (i) all of the Conversion Shares owned by the Purchasers, (ii) all other shares of Common Stock now owned or hereafter acquired by any Purchaser; (iii) all shares of Common Stock issuable with respect to securities of the Company convertible into or exercisable for shares of Common Stock now owned or hereafter acquired by any Purchaser; and (iv) any Common Stock issued in respect of the shares described in clauses (i) through
(iii) upon any stock split, stock dividend, recapitalization or other similar event.

     The term "register" means to register under the Act and applicable state securities laws for the purpose of effecting a public sale of securities.

     "Registration Expenses" means all expenses incurred by the Company in compliance with Sections 7.2, 7.3 or 7.5 hereof, including, without limitation, all registration and filing fees, printing expenses, transfer taxes, fees and disbursements of counsel for the Company, blue sky fees and expenses, reasonable fees and disbursements of one counsel for all the selling Holders and other security holders, and the expense of any special audits incident to or required by any such registration.

     "Selling Expenses" means all underwriting discount and selling commissions applicable to the sale of Registrable Securities.

     7.2   Requested Registrations
           -----------------------

           (a) If on any two occasions after the date on which sales of securities of the Company are first effected pursuant to a registration statement filed under the Act, the Company shall receive from one or more Initiating Holders a written request that the Company effect the registration of Registrable Securities representing at least twenty-five percent (25%) of the Registrable Securities then outstanding or issuable (or any lesser percentage if the reasonably anticipated aggregate price to the public of the Registrable Securities to be included in such registration would exceed $10 million), in connection with a firm commitment underwriting managed by a nationally recognized underwriter, the Company will:

           (i) promptly give written notice of the proposed registration to all other Holders; and

           (ii) as soon as practicable, use all commercially reasonable efforts to effect such registration as may be so requested and as would permit or facilitate the sale and distribution of such portion of such Registrable Securities as are specified in such request, together with such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given within thirty days after receipt of such written notice from the Company. If the underwriter managing the offering advises the Holders who have requested inclusion of their Registrable Securities in such registration that marketing considerations require a limitation on the number of shares offered, such limitation shall be imposed pro rata among such Holders who requested
                                 --- ----
     inclusion of Registrable Securities in such registration according to the number of Registrable Securities each such Holder requested to be included in such registration.

     Neither the Company nor any other shareholder may include shares in a registration effected under this Section 7.2 without the consent of the Holders holding a majority of the Registrable Securities sought to be included in such registration if the inclusion of shares by the Company or the other shareholders would limit the number of Registrable Securities sought to be included by the Holders or reduce the offering price thereof. No registration initiated by Initiating Holders hereunder shall count as a registration under this Section 7.2 unless and until it shall have been declared effective.

           (b)   Selection of Underwriter.  The underwriter of any underwriting
                 ------------------------
requested under this Section 7.2 shall be selected by the Holders holding a majority of the Registrable Securities included therein; provided that such underwriter must be reasonably acceptable to the Company.

     7.3   "Piggy Back" Registrations.
            -------------------------

           (a) If the Company shall determine to register any of its securities, either for its own account or the account of a security holder exercising their registration rights, other than a registration relating solely to employee benefit plans, a registration statement on Form S-4 or any similar form, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

           (i) Promptly give to each Holder of Registrable Securities written notice thereof (which shall include the number of shares the Company or other security holder proposes to register and, if known, the name of the proposed underwriter); and

           (ii) Use its best efforts to include in such registration all the Registrable Securities specified in a written request or requests, made by any Holder within twenty (20) days after the date of delivery of the written notice from the Company described in clause (i) above. If the underwriter advises the Company that marketing considerations require a limitation on the number of shares offered pursuant to any registration statement, then the Company may offer all of the securities it proposes to register for its own account or the maximum amount that the underwriter considers saleable and such limitation on any remaining securities that may, in the opinion of the underwriter, be sold will be imposed pro rata
                                                                     --- ----
     among all shareholders who are entitled to include shares in such registration statement according to the number of Registrable Securities each such shareholder requested to be included in such registration statement.

           (b) The Company shall select the underwriter for an offering made pursuant to this Section 7.3.

     7.4   Expenses of Registration. All Registration Expenses incurred in
           ------------------------
connection with any registration, qualification or compliance pursuant to
Section 7.2, 7.3 or 7.5 shall be paid by the Company provided, however, that
                                                     --------  -------
Registration Expenses incurred in connection with any single registration, qualification or compliance pursuant to Section 7.5 shall not exceed $50,000 in the aggregate. All Selling Expenses incurred in connection with any such registration, qualification or compliance shall be borne by the holders of the securities registered, pro rata on the basis of the number of their shares so registered.

     7.5   Registration on Form S-3. The Company shall use its best efforts to
           -----------------------
qualify for registration on Form S-3 or any comparable or successor form; and to that end the Company shall register (whether or not required by law to do so) the Common Stock under the Securities Exchange Act of 1934 (the "Exchange Act") in accordance with the provisions of the Exchange Act following the effective date of the first registration of any securities of the Company on Form S-1 or any comparable or successor form. After the Company has qualified for the use of Form S-3 in addition to the rights contained in the foregoing provisions of this Article VII, the Holders of Registrable Securities shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of shared by such Holder or Holders), provided that the Company shall not be obligated to such effect any such registration pursuant to this Section 7.5 more than once in any six month period, and in no event shall the Company be required to register shares with an aggregate market value of less than $500,000.

     7.6   Registration Procedures. In the case of each registration effected by
           -----------------------
the Company pursuant to this Article VII, the Company will keep each Holder of Registrable Securities included in such registration advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will do the following for the benefit of such Holders:

           (a) Keep such registration effective for a period of one hundred twenty days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs, and amend or supplement such registration statement and the prospectus contained therein from time to time to the extent necessary to comply with the Act and applicable state securities laws;

           (b) Use its best efforts to register or qualify the Registrable Securities covered by such registration under the applicable securities or "blue sky" laws of such jurisdictions as the selling shareholders may reasonably request; provided, that the Company shall not be obligated to qualify to do business in any jurisdiction where it is not then so qualified or otherwise required to be so qualified or to take any action which would subject it to the service of process in suits other than those arising out of such registration;

           (c) Furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request;

           (d) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 7.2 hereof, the Company will enter into any underwriting agreement reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains customary underwriting provisions and is entered into by the

Holder and provided further that, if the underwriter so requests, the underwriting agreement will contain customary contribution provisions on the part of the Company;

           (e) To the extent then permitted under applicable professional guidelines and standards, obtain a comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters and an opinion from the Company's counsel in customary form and covering such matters of the type customarily covered in a public issuance of securities, in each case addressed to the Holders, and provide copies thereof to the Holders; and

           (f) Permit the counsel to the selling shareholders whose expenses are being paid pursuant to Section 7.4 hereof to inspect and copy such
          ----
corporate documents as he may reasonably request.

     7.7   Indemnification.
           ---------------

     (a) The Company will, and hereby does, indemnify each Holder, each of its officers, directors and partners, and each person controlling such Holder within the meaning of the Act, with respect to which registration, qualification or compliance has been effected pursuant to this Article VII, and each underwriter, if any, and each person who controls such underwriter within the meaning of the Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Act or the Exchange Act or securities act of any state or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, whether or not resulting in any liability, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein.

     (b) Each Holder will, if Registrable Securities held by him are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of the Act and the rules and regulations thereunder, each other such Holder and each of their officers, directors and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holder's directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, whether or not resulting in liability, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of each Holder hereunder shall be limited to an amount equal to the net proceeds received by such Holder upon sale of his securities.

     (c) Each party entitled to indemnification under this Section 7.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, but the failure of any Indemnifying Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 7.7 (except and to the extent the Indemnifying Party has been prejudiced as a consequence thereof).
The Indemnifying Party will be entitled to participate in, and to the extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, at its expense to assume, the defense of any such claim or any litigation resulting therefrom, with counsel reasonably satisfactory to such Indemnified Party, provided that the Indemnified Party may participate in such defense at its expense, notwithstanding the assumption of such defense by the Indemnifying Party, and provided, further, that if the defendants in any such action shall include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, the Indemnified Party or Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Parties and the fees and expenses of such counsel shall be paid by the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall (i) furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom and
(ii) shall reasonably assist the Indemnifying Party in any such defense, provided that the Indemnified Party shall not be required to expend its funds in connection with such assistance.

     (d) No Holder shall be required to participate in a registration pursuant to which it would be required to execute an underwriting agreement in connection with a registration effected under Section 7.2 or 7.3 which imposes indemnification or contribution obligations on such Holder more onerous than those imposed hereunder; provided, however, that the Company shall not be deemed to breach the provisions of
Section 7.2 or 7.3 if a Holder is not permitted to participate in a registration on account of his refusal to execute an underwriting agreement on the basis of this subsection (d).

     7.8   Information by Holder. Each Holder of Registrable Securities included
           ---------------------
in any registration shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Article VII or otherwise required by applicable state or federal securities laws.

     7.9   Limitations on Registration Rights. From and after the date of this
           ----------------------------------
Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder (a) the right to require the Company, upon any registration of any of its securities, to include, among the securities which the Company is then registering, securities owned by such holder, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not limit the number of Registrable Securities sought to be included by the Holders of Registrable Securities or reduce the offering price thereof; or
(b) the right to require the Company to initiate any registration of any securities of the Company.

     7.10  Exception to Registration. The Company shall not be required to
           -------------------------
effect a registration under this Article VII if (i) in the written opinion of counsel for the Company, which counsel and the opinion so rendered shall be reasonably acceptable to the Holders of Registrable Securities, such Holders may sell without registration under the Act all Registrable Securities for which they requested registration under the provisions of the Act and in the manner and in the quantity in which the Registrable Securities were proposed to be sold, or (ii) the Company shall have obtained from the Commission a "no-action" letter to that effect; provided that this Section 7.10 shall not apply to sales made under Rule 144(k) or any successor rule promulgated by the Commission until after the effective date of the Company's initial registration of shares under the Act. Notwithstanding the foregoing, in no event shall the provisions of this Section 7.10 be construed to preclude a Holder of Registrable Securities from exercising rights under Section 7.3 for a period of three years after the effective date of the Company's initial registration of shares under the Act.

     7.11  Rule 144 Reporting. With a view to making available the benefits of
           ------------------
certain rules and regulations of the Commission which may permit the sale of restricted securities (as that term is used in Rule 144 under the Act) to the public without registration, the Company agrees to:

           (a) make and keep public information available as those terms are understood and defined in Rule 144 under the Act, at all times from and after ninety days following the effective date of the first registration under the Act filed by the Company for an offering of its securities to the general public;

           (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

           (c) so long as a Purchaser owns any restricted securities, furnish to the Purchaser forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Act and Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Purchaser may reasonably request in availing itself of any rule or regulation of the Commission allowing a Purchaser to sell any such securities without registration.

     7.12  Listing Application. If shares of any class of stock of the Company
           -------------------
shall be listed on a national securities exchange, the Company shall, at its expense, include in its listing application all of the shares of the listed class then owned by any Purchaser.

     7.13  Damages. The Company recognizes and agrees that the holder of
           -------
Registrable Shares shall not have an adequate remedy if the Company fails to comply with the provisions of this Article VII, and that damages will not be readily ascertainable, and the Company expressly agrees that in the event of such failure any Holder of Registrable Shares shall be entitled to seek specific performance of the Company's obligations hereunder and that the Company will not oppose an application seeking such specific performance.

                                  ARTICLE VIII

                     CONDITIONS OF PURCHASERS' OBLIGATION
                     ------------------------------------

     8.1   Effect of Conditions. The obligation of the Purchasers to purchase
           --------------------
and pay for the Purchased Shares at the Closings shall be subject at their election to the satisfaction of each of the conditions stated in the following Sections of this Article.

     8.2   Representations and Warranties. The representations and warranties of
           ------------------------------
the Company and the Principal Shareholders contained in this Agreement shall be true and correct on the date of such Closing with the same effect as though made on and as of that date, and the Purchasers shall have received a certificate dated as of such Closing and signed on behalf of the Company and the Principal Shareholders to that effect.

     8.3   Performance. The Company and the Principal Shareholders shall have
           -----------
performed and complied with all of the agreements, covenants and conditions contained in this Agreement required to be performed or complied with by it and him at or prior to such closing, and the

Purchasers shall have received a certificate dated as of such Closing and signed on behalf of the Company and by the Principal Shareholders to that effect.

     8.4   Opinions of Counsel. The Purchasers shall have received an opinion,
           -------------------
dated the date of such Closing, from Testa, Hurwitz & Thibeault, counsel to the Company, in the form attached as Exhibit D.
                                 ---------

     8.5   Certified Documents, etc. Counsel for the Purchasers shall have
           ------------------------
received a copy of the Company's Certificate of Incorporation, as amended, certified by the Secretary of the State of the State of Delaware and copies of the Company's By-Laws certified by its Secretary, as well as any and all other documents, including certificates as to votes adopted and incumbency of officers and certificates from appropriate authorities as to the legal existence and tax good standing of the Company and its Subsidiaries, which the Purchasers or their counsel may reasonably request.

     8.6   No Material Adverse Change. The business, properties, assets or
           --------------------------
condition (financial or otherwise) of the Company and its Subsidiaries shall not have been materially adversely affected since the date of this Agreement, whether by fire, casualty, act of God or otherwise, and there shall have been no other changes in the business, properties, assets, condition (financial or otherwise), management or prospects of the Company or any of its Subsidiaries that would have a material adverse effect on their respective businesses or assets.

     8.7   Shareholders' Agreement'. A Shareholders' Agreement in the form of
           ------------------------
Exhibit E attached hereto shall have been executed by each Purchaser, the
- ---------
Company and the shareholders named therein.

     8.8   Redemption Agreement. A Redemption Agreement in the form of Exhibit F
           --------------------                                        ---------
attached hereto shall have been executed by the Company and each of the Purchasers.

     8.9   Amendment to Certificate of Incorporation. The Certificate of
           -----------------------------------------
Incorporation of the Company shall have been amended to provide for the authorization of the Preferred Stock with the terms set forth in Exhibit A
                                                                 ---------
hereto.

     8.10  Non-Competition Agreements. Each of William Styslinger, III, Edward
           --------------------------
McGrath and such other senior members of management as listed in Schedule 8.10,
                                                                 -------------
shall have executed an Employee and Non-Competition Agreement reasonably acceptable to the Purchasers.

     8.11  Consents and Waivers. The Company shall have obtained all consents or
          --------------------
waivers necessary to execute this Agreement and the other agreements and documents contemplated herein, to issue the Purchased Shares and the Conversion Shares, and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the Related Agreements, the Purchased Shares, the Conversion Shares and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.

                                   ARTICLE IX

                    CONDITIONS OF THE COMPANY'S OBLIGATION
                    --------------------------------------

     The Company's obligation to sell the Purchased Shares shall be subject to the accuracy on the date of the Closing of the representations and warranties of the Purchasers contained in this Agreement.

                                   ARTICLE X

                              CERTAIN DEFINITIONS
                              -------------------

     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Act" means the Securities Act of 1933, as amended.

     "Agreement" means this Series B Preferred Stock Purchase Agreement as from time to time amended and in effect between the parties.

     "Applicable Conversion Value" shall mean the Applicable Conversion Value of the Preferred Stock under Section 5(c) of Exhibit A.
                                          ---------

     "Closing" shall have the meaning set forth in Section 1.4.

     "Commission" shall have the meaning set forth in Section 2.3.

     "Common Stock" will include (a) the Company's Common Stock as authorized on the date of this Agreement, (b) any other capital stock of any class or classes of the Company authorized on or after the date hereof, the holder of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and (c) any other securities of the Company into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

     "Company" means and shall include SeaChange Technology, Inc., a Delaware corporation, and its successors and assigns.

     "Conversion Shares" shall have the meaning set forth in Section 1.3.

     "Debt-to-Equity Ratio" shall mean the ratio of consolidated Indebtedness of the Company and its Subsidiaries to consolidated equity of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles consistently applied).

     "Holders" shall have the meaning set forth in Section 8.1.

     "Indebtedness" means all obligations, contingent and otherwise, for borrowed money which are required to be reflected as indebtedness on a balance sheet prepared in accordance with generally accepted accounting principles including, without limitation, any current portion of long-term indebtedness and all guaranties, endorsements and other contingent obligations in respect of indebtedness of others except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

     "Indemnified Party" shall have the meaning set forth in Section 7.7.

     "Indemnifying Party" shall have the meaning set forth in Section 7.7.

     "Initiating Holders" shall have the meaning set forth in Section 7.1.

     "New Securities" shall have the meaning set forth in Section 5.2.

     "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

     "Preferred Stock" shall have the meaning set forth in Section 2.4.

     "Purchased Shares" shall have the meaning set forth in Section 1.1.

     "Purchaser" shall have the meaning set forth in Section 1.1.

     "Qualified Public Offering" means the closing of an underwritten public offering by the Company pursuant to a registration statement filed and declared effective under the Act covering the offer and sale of Common Stock for the account of the Company in which the aggregate net proceeds to the Company equal at least $15,000,000.

     "Registrable Securities" shall have the meaning set forth in Section 7.1.

     "Registration Expense" shall have the meaning set forth in Section 7.1.

     "Related Agreements" shall have the meaning set forth in Section 2.2.

     "Selling Expenses" shall have the meaning set forth in Section 7.1.

     "Series A Preferred Stock" shall have the meaning set forth in Section 1.5.

     "Series B Preferred Stock" shall have the meaning set forth in Section 1.1.

     "Subsidiary" or "Subsidiaries" means any corporation, association or other business entity of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares of every class of such corporation or trust other than directors' qualifying shares.

                                  ARTICLE XI

                                  TERMINATION

     11.1  Termination by Mutual Written Consent. This Agreement may be
           -------------------------------------
terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing by the written agreement of the Company and the Purchasers.

     11.2  Termination for Breach. This Agreement may be terminated and the
           ----------------------
transactions contemplated hereby may be abandoned at any time before the Closing (or any date to which the Closing may have been extended by the written agreement of the parties obligated to perform on such Closing) by any party obligated to perform on the Closing if the conditions for its benefit set forth in Article VIII or IX, as the case may be, have not been satisfied on or prior to the Closing and if the conditions for the benefit of the other parties have been satisfied or waived, and if such performing party shall have given written notice of termination to the non-performing party.

     11.3  Termination for Delay. Unless earlier terminated in accordance with
           ---------------------
Section 11.1 or 11.2, this Agreement may be terminated and the transactions contemplated hereby may be abandoned by the Company or the Purchasers if the First Closing does not occur by October 31, 1995, provided, however, that the right to terminate this Agreement under this Section 11.3 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     11.4  Rights After Termination. Upon termination of this Agreement under
           ------------------------
this Article XII, the parties shall be released from all obligations arising hereunder, except as to any liability for misrepresentations, breach or default in connection with any warranty, representation, covenant, duty or obligation given, occurring or arising prior to the date of termination and except as to the Company's obligations under Section 12.6 hereof.

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1  Survival of Representations. The representations, warranties,
           ---------------------------
covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and deliver hereof and the closing of the transaction contemplated hereby.

     12.2  Parties in Interest. Except as otherwise set forth herein, all
           -------------------
covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto (including transferees of any of the Purchased Shares or Conversion Shares). The parties agree to maintain in confidence the terms of the purchase of the Purchased Shares hereunder, except that the Purchasers may disclose such terms to their investors in the ordinary course and except that the Company may disclose such terms to its shareholders in the ordinary course.

     12.3  Shares Owned by Affiliates. For the purposes of applying all
           --------------------------
provisions of this Agreement which condition the receipt of information or access to information or exercise of any rights upon ownership of a specified number or percentage of shares, the shares owned of record by any affiliate of a Purchaser shall be deemed to be owned by such Purchaser. For the purpose of this Agreement, the term "affiliate" shall mean any Person controlling, controlled by or under common control with, a Purchaser and any general or limited partner of a Purchaser.

     12.4  Amendments and Waivers. Amendments or additions to this Agreement may
           ----------------------
be made, agreements with any decision of the Company may be made, and compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the Company and the holders of a majority of the issued and issuable Conversion Shares. Prompt notice of any such amendment or waiver shall be given to any Person who did not consent thereto. This Agreement (including the Schedules and Exhibits annexed hereto, which are an integral part of this Agreement) constitutes the full and complete agreement of the parties with respect to the subject matter hereof.

     12.5  Notices. All notices, requests, consents, reports and demands shall
           -------
be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to the Company or to the Purchasers at the address set forth below or to such other address as may be furnished in writing to the other parties hereto:

     The Company:       SeaChange Technology, Inc.
                        Damomill Square
                        Concord, MA  01742

                        Attention: William C. Styslinger, III

     with copy to:      Testa, Hurwitz & Thibeault
                        High Street Tower, 125 High Street
                        Boston, MA  02110

                        Attention: William B. Simmons, Jr., Esq.

     The Purchasers:    The address set forth opposite the Purchaser's name on
                        Schedule 1.1 attached hereto.
                        ------------

     with copy to:      Hutchins, Wheeler & Dittmar
                        A Professional Corporation
                        101 Federal Street

                        Boston, MA 02120
                        Attention: James Westra, Esq.

     12.6  Expenses. Each party hereto will pay its own expenses in connection
           --------
with the transactions contemplated hereby, provided, however, that the Company
                                           --------  -------
shall pay the reasonable fees and disbursements of Hutchins, Wheeler, & Dittmar A Professional Corporation, special counsel to the Purchasers (not in excess of $35,000).

     12.7  Counterparts. This Agreement and any exhibit hereto may be executed
           ------------
in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

     12.8  Effect of Headings. The article and section headings herein are for
           ------------------
convenience only and shall not affect the construction hereof.

     12.9  Adjustments. All provisions of this Agreement shall be automatically
           -----------
adjusted to reflect any stock dividend, stock split or other such form of recapitalization.

     12.10 Governing Law. This Agreement shall be deemed a contract made under
           -------------
the laws of the Commonwealth of Massachusetts and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such Commonwealth.

     If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon, this letter shall become a binding agreement among us.


                                       Very truly yours,

                                       SEACHANGE TECHNOLOGY, INC.


                                       By:  /s/ William C. Styslinger, III
                                            -------------------------------
                                            Name:  William C. Styslinger, III
                                            Title: President


                                       PRINCIPAL SHAREHOLDERS:


                                       /s/ William C. Styslinger, III
                                       --------------------------------
                                       William C. Styslinger, III

                                       /s/  Edward McGrath
                                       -------------------------
                                       Edward McGrath


                                       /s/ Edward Delaney
                                       -------------------------
                                       Edward Delaney


                                       PURCHASERS:

                                       SUMMIT VENTURES IV, L.P.

                                       By:  Summit Partners, IV, L.P.,
                                            Its General Partner

                                       By:  Stamps, Woodsum & Co. IV,
                                            Its General Partner


                                       By: /s/ Bruce Evans
                                           ---------------------
                                           General Partner


                                       SUMMIT VENTURES III, L.P.

                                       By:  Summit Partners, III, L.P.,
                                            Its General Partner

                                       By:  Stamps, Woodsum & Co. III,
                                            Its General Partner


                                       By: /s/ Bruce Evans
                                           ---------------------
                                           General Partner


                                       SUMMIT INVESTORS II, L.P.

                                       By: /s/ Bruce Evans
                                           ---------------------
                                           General Partner

                                      SUMMIT VENTURES III, L.P.

                                      By:  Summit Partners, III, L.P.,
                                           Its General Partner

                                      By:  Stamps, Woodsum & Co. III,
                                           Its General Partner

                                      By: /s/ Bruce Evans
                                          -----------------------
                                          General Partner


                                      SUMMIT INVESTORS II, L.P.


                                      By: /s/ Bruce Evans
                                          -----------------------
                                          General Partner


                                      By: /s/ Salvatore Vona
                                          -----------------------
                                          Salvatore Vona

                                          /s/ Martin Hoffmann
                                          -----------------------
                                          Martin Hoffmann

                                          /s/ Joseph C. Vona
                                          -----------------------
                                          Joseph C. Vona

                                          /s/ Guido Pacia
                                          -----------------------
                                          Guido Pacia


                                      Adtel Limited Partnership
                                      Adwest Limited Partnership
                                      Golden Gate Development & Investment
                                      Limited Partnership


                                      By:  Advent International Limited
                                           Partnership, General Partner
                                      By:  Advent International Corporation,
                                           General Partner

                                      By:  Patrick J. Sansonetti,
                                           Senior Vice President

                                      /s/ Patrick J. Sansonetti
                                      -------------------------------
                                      Patrick J. Sansonetti, Senior Vice
                                      President


                                      Advent Partners Limited Partnership
                                      Advent International Investors Limited
                                      Partnership

                                      By:  Advent International Corporation,
                                           General partner
                                      By:  Patrick J. Sansonetti, Senior
                                           Vice President


                                      /s/ Patrick J. Sansonetti
                                      -------------------------------
                                      Patrick J. Sansonetti, Senior Vice
                                      President